Exhibit 23(b)



Independent Auditor's Consent



We consent to the incorporation by reference in the Registration Statement of Fidelity Federal Bancorp on Form S-3 of our report dated August 20, 1998, on the financial statements of Fidelity Federal Bancorp appearing in its Annual Report on Form 10-K for the year ended June 30, 1998 and to the reference to us under the heading "Experts" in such Registration Statement.

OLIVE LLP


Evansville, Indiana
March 22, 1999